Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-253143) on Form S-8 of our report dated February 28, 2024, relating to the financial statements of Hydrofarm Holdings Group, Inc., appearing in the Annual Report on Form 10-K of Hydrofarm Holdings Group, Inc. for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 28, 2024